EXHIBIT 21

SUBSIDIARIES OF RPC, INC.

NAME	STATE OF INCORPORATION

Cudd Pressure Control, Inc.	Delaware

Cudd Pumping Services, Inc.	Delaware

International Training Services, Inc.	Georgia

Patterson Services, Inc.	Delaware

Patterson Truck Line, Inc. RPC Energy de Mexico	Louisiana Ciudad del Carmen, Mexico

RPC Energy International, Inc. RPC Energy Services of Canada, Ltd	Delaware New Brunswick, Canada

RPC Investment Company	Delaware

RPC Waste Management Services, Inc.	Georgia

Bronco Oilfield Services, Inc. Thru Tubing Solutions Sand Investment Company	Delaware Delaware Delaware
Chippewa Sand Company, LLC	Wisconsin